FORM OF PLAN OF DISTRIBUTION (J.C. BRADFORD SHARES)


                      PLAN FOR PAYMENT OF CERTAIN EXPENSES
                             FOR DISTRIBUTION AND/OR
                        SHAREHOLDER SERVICING ASSISTANCE
                             (J.C. BRADFORD SHARES)


         Plan (the "Plan") of the J.C. Bradford U.S. Government Fund and the J.C. Bradford Municipal Money Market Fund (the "J.C. Bradford Shares") of Cortland Trust, Inc., a Maryland corporation (the "Fund"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), adopted pursuant to Section 12(b) of the Act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").

         1.       Certain Payments Authorized.

                  (a) The Fund on behalf of its J.C. Bradford Shares is authorized to make payments to J.C. Bradford ("JCB"), other securities dealers and institutions for shareholder servicing assistance and distribution services for the J.C. Bradford Shares pursuant to a Primary Dealer Agreement in substantially the form of Exhibit A hereto. JCB, other securities dealers and institutions are collectively referred to as "Service Agents".

                  (b) The schedule of fees to Service Agents and the basis upon which such fees will be paid shall be determined from time to time by Reich & Tang Distributors L.P. ("R&T"), subject to the limitations below. The aggregate amount of all fees payable by the Fund on behalf of each class of J.C. Bradford Shares to Servicing Agents in any fiscal year of the Fund shall not exceed .__% of the aggregate average daily net assets of the class of J.C. Bradford Shares on an annual basis for such fiscal year. The Fund shall also pay to R&T a monthly fee at an annual rate of .__% of the aggregate average daily net assets of each class of J.C. Bradford Shares. R&T may pay all or a portion of the fee it receives from the J.C. Bradford Shares to Service Agents or to apply such amounts to the purposes set forth in paragraph 1(c) hereof.

                  (c) R&T may also make payments to Service Agents out of the fee paid to R&T pursuant to paragraph (b) hereof, out of R&T's past profits or from any other source available to R&T. R&T may also pay for the printing and distributing of prospectuses and statements of additional information (including those prospectuses and statements of additional information distributed to shareholders of the J.C. Bradford Shares and any promotional or sales literature used by R&T or furnished by R&T to investors or Service Agents, the expenses of advertising and all legal expenses in connection with the foregoing. R&T may also pay Service Agents for opening and servicing any convenience accounts and for processing account application forms for any debit or credit cards, check redemption authorizations, travel insurance applications and other services provided to any convenience account participants.

     2. Reports. Quarterly, in each year that this Plan remains in effect, R&T shall prepare and furnish to the Board of Directors of the Fund a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended under the Plan and purposes for which such expenditures were made.

     3. Approval of Plan. This Plan shall become effective upon approval of the Plan, and the related agreements by a majority of the outstanding voting securities of each class of J.C. Bradford Shares, as defined in Section 2(a)(42) of the Act.

     4. Term. This Plan shall remain in effect for one year from its effective date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of the Fund's Board of Directors, including a majority of the Qualified Directors (the directors of the Fund who are not interested persons of the Fund, as defined in Section 2(a)(19) of the Act, and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan), cast in person at a meeting called for the purpose of voting on such Plan and agreements. This Plan may not be amended in order to increase materially the amount to be spent hereunder without shareholder approval in accordance with Section 3 hereof. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Fund, and of the Qualified Directors, cast in person at a meeting called for the purpose of voting thereon.

     5. Termination. This Plan may be terminated at any time by a majority vote of the Qualified Directors or by vote of a majority of the outstanding voting securities of a class of the J.C. Bradford Shares, as defined in Section 2(a)(42) of the Act.

     6. Nomination of Independent Directors. While this Plan shall be in effect, the selection and nomination of the directors of the Fund who are not "interested persons" of the Fund, as defined in Section 2(a)(19) of the Act, shall be committed to the discretion of the Qualified Directors then in office.

     7. Miscellaneous.

                  (a) All agreements with any Service Agent relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 5 hereof.

                  (b) The adoption of this Plan does not constitute any acknowledgement by either the Fund or R&T that the payments to be made pursuant to the Plan constitute payments for distribution assistance or that the adoption of a plan pursuant to Rule 12b-1 is required in order for such payments to be made.